UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: May 24, 2011

(Date of earliest event reported)

Forbes Energy Services Ltd.

(Exact Name of Registrant as Specified in Its Charter)

Bermuda	333-150853-04	98-0581100
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

3000 South Business Highway 281
Alice, Texas		78332
(Address of Principal Executive Offices)		(Zip Code)

(361) 664-0549

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

On May 24, 2011, Forbes Energy Services, or the Company, and certain of its subsidiaries executed a purchase agreement with an initial purchaser, which provides for the sale by the Company of $280,000,000 in aggregate principal amount of the Company’s 9% Senior Notes due 2019, or the New Notes, to the initial purchaser in a private placement in reliance on exemptions from registration under the Securities Act of 1933, as amended, or the Securities Act. It is contemplated that each of the Company’s current and future domestic restricted subsidiaries, other than immaterial subsidiaries, or the Guarantors, will guarantee the New Notes on a senior unsecured basis.

The initial purchaser is offering the New Notes to “qualified institutional buyers,” under Rule 144A under the Securities Act, and to other eligible purchasers outside the United States in accordance with Regulation S under the Securities Act.

The purchase agreement provides that the New Notes will be issued pursuant to an indenture, to be dated as of the date of closing, which we expect to be on or about June 7, 2011, by and among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee. Pursuant to the purchase agreement, the Company and its subsidiary guarantors also agreed to enter into a registration rights agreement with the initial purchaser. The closing of the offering of the New Notes is subject to the closing of the pending tender offer, or the Offer, and related consent solicitation, or the Consent Solicitation, by the Company’s subsidiaries, Forbes Energy Services LLC and Forbes Energy Capital Inc., together, the Issuers, for the Issuers’ $192,500,000 aggregate principal amount of 11% Senior Secured Notes due 2015, or the Existing Notes. Additionally, the purchase agreement contains customary representations and warranties of the parties, customary conditions to closing, indemnification rights and obligations of the parties and termination provisions.

The Company expects the net proceeds from the offering of the New Notes will be approximately $272.7 million, after the initial purchaser discount and related offering expenses. The Company intends to use these proceeds (i) to purchase the Existing Notes tendered by noteholders in the Offer and to pay the related consent fee pursuant to the Consent Solicitation for the Existing Notes, or to purchase any Existing Notes not tendered in a subsequent transaction, (ii) to repurchase its First Priority Floating Rate Notes due 2014, (iii) for general corporate purposes and (iv) to pay related fees and expenses.

This does not constitute an offer to sell or a solicitation of an offer to buy the New Notes. The issuance of the New Notes will not be registered under the Securities Act, or applicable state securities laws, and the New Notes may not be offered or sold in the United States absent registration or available exemption from such registration requirements.

Forward-Looking Information Advisory

This report contains “forward-looking statements,” as contemplated by the Private Securities Litigation Reform Act of 1995, including statements regarding the anticipated closing of the announced transaction. The Company gives no assurance that the forward-looking statements will prove to be correct and does not undertake any duty to update them. The closing of the sale of the New Notes is dependent on a variety of factors, including whether the Company will be able to satisfy the closing conditions. Additional factors that you should consider are set forth in detail in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 (the “Form 10-K”) as well as other filings the Company has made with the Securities and Exchange Commission.

Item 8.01 – Other Events

On May 24, 2011, the Company announced the pricing of the offering of its New Notes. A copy of the press release with this announcement is attached as Exhibit 99.1.

Item 9.01 – Financial Statements and Exhibits

(c)	Exhibits.

99.1	Press Release, dated May 24, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Forbes Energy Services Ltd.

Date: May 31, 2011	By:	/s/ L. Melvin Cooper
L. Melvin Cooper Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated May 24, 2011.

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